Exhibit 99.1

Entegris and Versum Materials to Combine in $9 Billion Merger of Equals to Create

A Premier Specialty Materials Company

Highly Complementary and Diversified Portfolio – the Most Comprehensive in the Industry

Poised to Take Advantage of Industry Technology Roadmap Through World Class Technological Capabilities

Results in Financial Strength and Flexibility with Pro Forma Sales of Approximately $3 Billion and

Adjusted EBITDA of Approximately $1 Billion for Calendar Year 2018

Expected to Generate More Than $75 Million of Annual Cost Synergies within 12 Months Post Close

Entegris and Versum Materials Separately Announce Preliminary Earnings Results; Companies to Host

Conference Call Today at 8:00 a.m. ET (6:00 a.m. MT)

BILLERICA, Mass. and TEMPE, Ariz. – January 28, 2019 – Entegris, Inc. (NASDAQ: ENTG), a leader in specialty chemicals and advanced materials solutions for the microelectronics industry, and Versum Materials, Inc. (NYSE: VSM), a leading specialty materials supplier to the semiconductor industry, today announced that they have agreed to combine in a merger of equals. The combined company will be a premier specialty materials company for the semiconductor and other high-tech industries.

Under the terms of the agreement, which was unanimously approved by the Boards of Directors of both companies, Versum Materials stockholders will receive 1.120 shares of Entegris for each existing Versum Materials share. Upon completion of the merger, Entegris stockholders will own 52.5 percent and Versum Materials stockholders will own 47.5 percent of the combined company1. The combined company will have a pro forma enterprise value of approximately $9 billion, based on the closing prices of Entegris and Versum Materials on January 25, 2019, and approximately $3 billion in revenue and approximately $1 billion in Adjusted EBITDA on a pro forma basis for calendar year 20182.

The combined company will retain the Entegris name and will be headquartered in Billerica, Massachusetts, and will maintain a strong operational presence in Tempe, Arizona.

Upon closing of the transaction, Entegris CEO Bertrand Loy will serve as Chief Executive Officer, Entegris CFO Greg Graves will serve as Chief Financial Officer, and Versum Materials General Counsel Michael Valente will serve as General Counsel of the combined company, supported by a highly experienced and proven leadership team that reflects the strengths and capabilities of both companies.

The combined company’s Board of Directors will have nine members, consisting of four directors from the existing Versum Materials board, including Seifi Ghasemi, Chairman of the Versum Materials Board, who will serve as Chairman of the Board of the combined company, and five directors from the existing Entegris Board, including Bertrand Loy.

Entegris President and Chief Executive Officer, Bertrand Loy said, “We are excited to combine with Versum Materials to create a premier specialty materials company for the semiconductor and other high-tech industries. The combined company will be ideally positioned to more effectively help our customers achieve higher yields and new levels of performance and reliability, and together, we will be well positioned to take advantage of long-term secular semiconductor growth, and to tackle new industry process challenges. I have great respect for the Versum Materials team and look forward to joining forces as we embark on this next chapter and create new value for our stockholders, employees and customers.”

[1]	Ownership based on fully diluted shares outstanding including exercisable options only.
[2]	Revenue and Adjusted EBITDA LTM as of December 31, 2018; Adjusted EBITDA inclusive of expected synergies of $75 million.

Versum Materials President and Chief Executive Officer, Guillermo Novo said, “We could not ask for a better partner in Entegris. This merger will create greater benefits and growth opportunities than either company could have achieved on its own. It dramatically accelerates our goal of portfolio diversification – creating an end-to-end materials solutions provider across the entire semiconductor manufacturing process. With enhanced global scale and world class technical expertise, we’ll be poised to drive further innovation and support investments across our technology, infrastructure, and additional capabilities – enabling us both to better serve our customers and provide expanded opportunities for our employees.”

Compelling Strategic and Financial Benefits of the Merger

•

Enhanced product breadth and depth: Entegris and Versum Materials have highly complementary portfolios that combined will bring customers enhanced technical capabilities. This merger will create the world’s first comprehensive and effective end-to-end materials solutions provider across the entire semiconductor manufacturing process. The combined company is expected to have a full suite of diversified product offerings including Advanced Materials, Specialty Gases, Microcontamination Control, Advanced Materials Handling, and Delivery Systems and Services.

•	World class technology: The combined company’s world class technology and R&D capabilities will better enable it to:

•	Address customers’ evolving needs for new materials as device architectures become more complex;

•	Capitalize on the increasing demand for purity and help drive improved yield; and

•	Accelerate the development and time to market of new technologies that align with the industry technology roadmap.

•

Global scale and operational excellence: A much broader, global scale will enable the combined company to reach additional customer touch points, and have increased relevance in key geographies. By combining its extensive global manufacturing network, the company will be able to improve delivery times and drive new levels of operational efficiencies and excellence.

•

Increased financial strength and flexibility: The combined company will have approximately $3 billion in revenue and approximately $1 billion in Adjusted EBITDA on a pro forma basis for calendar year 2018[3]. It will be well capitalized with a strong balance sheet and a pro forma net leverage ratio of 1.1x4. In addition, it will have flexibility to invest, make acquisitions, and return capital to stockholders, while enjoying greater earnings stability and margin growth potential.

•

Significant stockholder value creation: The combination is expected to generate more than $75 million of annual cost synergies in manufacturing, logistics, procurement and SG&A rationalization within 12 months post close. In addition, the combined company is expected to realize significant revenue growth synergies from cross-selling opportunities, with further potential upside from capex and revenue synergies.

Timing and Approvals

The transaction is expected to close in the second half of 2019, subject to the satisfaction of customary closing conditions, including receipt of U.S. and international regulatory approvals, and approval by the stockholders of each company.

[3]	Revenue and Adjusted EBITDA LTM as of December 31, 2018; Adjusted EBITDA inclusive of expected synergies of $75 million.
[4]	Net debt as of December 31, 2018 and EBITDA LTM as of December 31, 2018; EBITDA inclusive of expected synergies.

Advisors

Morgan Stanley & Co. LLC is serving as exclusive financial advisor to Entegris and Wachtell, Lipton, Rosen & Katz is serving as legal counsel. Lazard is serving as exclusive financial advisor to Versum Materials and Simpson Thacher & Bartlett LLP is serving as legal counsel.

Joint Conference Call and Webcast Information

A joint conference call and webcast will be held today at 8:00 a.m. ET (6:00 a.m. MT) to discuss this announcement. The conference call can be accessed by dialing (866) 610-1072 within the U.S. and (973) 935-2840 for all other locations. The live webcast, along with the related presentation, will be available to interested parties via Entegris’ IR website at http://investor.entegris.com/investor-relations and Versum Materials’ IR website at http://investors.versummaterials.com, as well as through the joint transaction website at www.entegris-versummaterials.com. A replay of the webcast will be available following the call. To access the replay, please dial (800) 585-8367 within the U.S. or (404) 537-3406 for all other locations. The Conference ID for the conference call and replay is 4264678.

Entegris Fourth Quarter and Full Year 2018 Preliminary Earnings Results and Versum Materials First Quarter 2019 Preliminary Earnings Results

In separate releases issued today, Entegris announced its preliminary financial results for the fourth quarter and full year of 2018 and Versum Materials announced its preliminary financial results for the first quarter of 2019.

For additional information on the transaction, please visit the joint transaction website at www.entegris-versummaterials.com.

About Entegris

Entegris is a leader in specialty chemicals and advanced materials solutions for the microelectronics industry and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

About Versum Materials

Versum Materials, Inc. (NYSE: VSM) is a leading global specialty materials company providing high-purity chemicals and gases, delivery systems, services and materials expertise to meet the evolving needs of the global semiconductor and display industries. Derived from the Latin word for “toward,” the name “Versum” communicates the company’s deep commitment to helping customers move toward the future by collaborating, innovating and creating cutting-edge solutions.

A global leader in technology, quality, safety and reliability, Versum Materials is one of the world’s leading suppliers of next-generation CMP slurries, ultra-thin dielectric and metal film precursors, formulated cleans and etching products, and delivery equipment that has revolutionized the semiconductor industry. Versum Materials reported fiscal year 2018 annual sales of about U.S. $1.4 billion, has approximately 2,300 employees and operates 14 major facilities in Asia and the North America. It is headquartered in Tempe, Arizona. Versum Materials had operated for more than three decades as a division of Air Products and Chemicals, Inc. (NYSE:APD).

For additional information, please visit http://www.versummaterials.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1993, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. The words “believe” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Entegris’ and Versum Materials’ control. Statements in this communication regarding Entegris, Versum Materials and the combined company that are forward-looking, including projections as to the anticipated benefits of the proposed transaction, the impact of the proposed transaction on Entegris’ and Versum Materials’ business and future financial and operating results, the amount and timing of synergies from the proposed transaction, and the closing date for the proposed transaction, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Entegris’ and Versum Materials’ control. These factors and risks include, but are not limited to, (i) weakening of global and/or regional economic conditions, generally or specifically in the semiconductor industry, which could decrease the demand for Entegris’ and Versum Materials’ products and solutions; (ii) the ability to meet rapid demand shifts; (iii) the ability to continue technological innovation and introduce new products to meet customers’ rapidly changing requirements; (iv) the concentrated customer base; (v) the ability to identify, effect and integrate acquisitions, joint ventures or other transactions; (vi) the ability to protect and enforce intellectual property rights; (vii) operational, political and legal risks of Entegris’ and Versum Materials’ international operations; (viii) Entegris’ dependence on sole source and limited source suppliers; (ix) the increasing complexity of certain manufacturing processes; (x) raw material shortages and price increases; (xi) changes in government regulations of the countries in which Entegris and Versum Materials operate; (xii) the fluctuation of currency exchange rates; (xiii) fluctuations in the market price of Entegris’ stock; (xiv) the level of, and obligations associated with, Entegris’ and Versum Materials’ indebtedness; and (xv) other risk factors and additional information. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of Entegris’ businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; the risk associated with Entegris’ and Versum Materials’ ability to obtain the approval of the proposed transaction by their shareholders required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; and the diversion of management time on transaction-related issues. For a more detailed discussion of such risks and other factors, see Entegris’ and Versum Materials’ filings with the Securities and Exchange Commission, including under the heading “Risks Factors” in Item 1A of Entegris’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 15, 2018, and Versum Materials’ Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed on November 21, 2018 and in other periodic filings, available on the SEC website or www.entegris.com or www.versummaterials.com. Entegris and Versum Materials’ assume no obligation to update any forward-looking statements or information, which speak as of their respective dates, to reflect events or circumstances after the date of this communication, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement.

Additional Information about the Merger and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between Entegris and Versum Materials. In connection with the proposed transaction, Entegris intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a joint proxy statement of Entegris and Versum Materials that also constitutes a prospectus of Entegris. Each of Entegris and Versum Materials also plan to file other relevant documents with the SEC regarding the proposed transaction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Any definitive joint proxy statement/prospectus (if and when available) will be mailed to stockholders of Entegris and Versum Materials. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about Entegris and Versum Materials, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Entegris will be available free of charge on Entegris’ website at http://www.entegris.com or by contacting Entegris’ Investor Relations Department by email at irelations@entegris.com or by phone at 978-436-6500. Copies of the documents filed with the SEC by Versum Materials will be available free of charge on Versum Materials’ website at investors.versummaterials.com or by phone at 484-275-5907.

Participants in the Solicitation

Entegris, Versum Materials and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Entegris is set forth in Entegris’ proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on March 28, 2018, and Entegris’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 15, 2018. Information about the directors and executive officers of Versum Materials is set forth in its proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on December 20, 2018, and Versum Materials’ Annual Report on Form 10-K for the fiscal year ended September 30, 2018, which was filed with the SEC on November 21, 2018. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Entegris or Versum Materials using the sources indicated above.

Entegris Contacts

Bill Seymour

VP of Investor Relations

952-556-1844

bill.seymour@entegris.com

Or

Michael Freitag / Kelly Sullivan

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Versum Materials Contacts

Soohwan Kim, CFA

Head of Investor Relations

602-282-0957

Soohwan.Kim@versummaterials.com

Tiffany Elle

Global Communications

480-282-6475

Tiffany.Elle@versummaterials.com

Or

Meghan Gavigan / Emily Claffey / Julie Rudnick

Sard Verbinnen & Co

212-687-8080